                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only as permitted by Rule
14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         POLO RALPH LAUREN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a(6(i))(1) and 0-11

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            [POLO RALPH LAUREN LOGO]

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

     TO THE OWNERS OF CLASS A COMMON STOCK, CLASS B COMMON STOCK AND CLASS C COMMON STOCK OF POLO RALPH LAUREN CORPORATION:

     The Annual Meeting of Stockholders of Polo Ralph Lauren Corporation, a Delaware corporation (the "Company"), will be held at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York, on Thursday, AUGUST 15, 2002, AT 9:30 A.M., local time, for the following purposes:

          1. To elect ten Directors to serve until the 2003 Annual Meeting of Stockholders;

          2. To consider proposed amendments to the Polo Ralph Lauren Corporation Executive Officer Annual Incentive Plan;

          3. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 29, 2003; and

          4. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Stockholders of record at the close of business on June 19, 2002 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          -s- Edward W. Scheuermann

                                          EDWARD W. SCHEUERMANN
                                          Vice President-Corporate Counsel
                                          and Secretary

New York, New York
June 19, 2002

     EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY BY VOTING THE SHARES IN PERSON AT THE MEETING.

                            [POLO RALPH LAUREN LOGO]
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD AUGUST 15, 2002

     This Proxy Statement is furnished to the stockholders of Polo Ralph Lauren Corporation, a Delaware corporation (the "Company"), in connection with the solicitation, on behalf of the Board of Directors, of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York, on Thursday, August 15, 2002, at 9:30 a.m., local time, and at any adjournments or postponements thereof.

     All proxies delivered pursuant to this solicitation are revocable at the option of the persons executing them by giving written notice to the Secretary of the Company at any time before such proxies are voted, by delivering a later dated proxy, or by voting in person at the Annual Meeting. The mailing address of the Company's principal executive offices is 650 Madison Avenue, New York, New York 10022.

     The presence, in person or by proxy, of the holders of one-third of the total number of shares of the Company's Class A Common Stock, Class B Common Stock and Class C Common Stock (collectively, the "Common Stock") outstanding on the record date will constitute a quorum for the transaction of business at the Annual Meeting. Only holders of record of shares of Common Stock at the close of business on June 19, 2002 are entitled to notice of, and to vote at, the Annual Meeting or adjournments or postponements thereof.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given in such proxies. With respect to the election of Directors to serve until the 2003 Annual Meeting of Stockholders, stockholders may vote in favor of all nominees, withhold their votes as to specific nominees, or withhold their votes as to all nominees. With respect to the other proposals to be voted upon, stockholders may vote in favor of a proposal, vote against a proposal, or abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy will be voted FOR the election of all nominees for Director in the applicable class (Proposal 1), FOR the amendment of the Company's Executive Officer Annual Incentive Plan (Proposal 2) and FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending March 29, 2003 (Proposal 3).

     THE COMPANY'S BOARD OF DIRECTORS HAS BY RESOLUTION FIXED THE NUMBER OF DIRECTORS AT TEN. TWO OF THE DIRECTORS (THE "CLASS A DIRECTORS") WILL BE ELECTED BY PLURALITY VOTE OF THE SHARES OF CLASS A COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ELIGIBLE TO VOTE; SEVEN OF THE DIRECTORS (THE "CLASS B DIRECTORS") WILL BE ELECTED BY PLURALITY VOTE OF THE SHARES OF CLASS B COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ELIGIBLE TO VOTE; AND ONE OF THE DIRECTORS (THE "CLASS C DIRECTOR") WILL BE ELECTED BY PLURALITY VOTE OF THE SHARES OF CLASS C COMMON STOCK PRESENT IN PERSON OR BY PROXY AT THE ANNUAL MEETING AND ELIGIBLE TO VOTE.

     The amendment of the Company's Executive Officer Annual Incentive Plan and the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors will each require the affirmative vote of a majority of the total votes cast on such proposal by the shares of Common Stock present in person or by proxy at the Annual Meeting and eligible to vote.

     At the Annual Meeting, abstentions will be counted as votes cast on proposals presented to stockholders, but broker non-votes will not be considered votes cast. Shares represented by broker non-votes with respect to any proposal will be considered present but not eligible to vote on such proposal. Abstentions and broker non-votes will have no effect on the election of directors, which is by plurality vote, but abstentions will, in effect, be votes against the amendment of the Executive Officer Annual Incentive Plan and against the ratification of the selection of independent public accountants.

     Each owner of record of Class A Common Stock or Class C Common Stock on the record date is entitled to one vote for each share so held. Each owner of record of Class B Common Stock on the record date is entitled to ten votes for each share so held. On June 19, 2002, there were 44,548,394 shares of Class A Common Stock, 43,280,021 shares of Class B Common Stock and 10,570,979 shares of Class C Common Stock of the Company issued and outstanding.

                                  (PROPOSAL 1)
                             ELECTION OF DIRECTORS

     The Board of Directors of the Company, in accordance with the Company's Amended and Restated Bylaws, has by resolution fixed the number of Directors of the Company at ten. The Board of Directors is presently divided into three classes, with all directors being elected annually. Pursuant to the Company's Amended and Restated Certificate of Incorporation, two of the directors will be elected by the holders of Class A Common Stock, seven of the directors will be elected by the holders of Class B Common Stock, and one of the directors will be elected by the holders of Class C Common Stock, each to serve until the 2003 Annual Meeting and until his or her successor is elected and qualified.

     Each of the current Directors, Arnold H. Aronson and Dr. Joyce F. Brown (the Class A Directors), Ralph Lauren, F. Lance Isham, Roger N. Farah, Frank A. Bennack, Jr., Joel L. Fleishman, Judith A. McHale and Terry S. Semel (the Class B Directors) and Richard A. Friedman (the Class C Director), has been nominated to stand for re-election as a Director at the 2002 Annual Meeting. Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote all proxies that would otherwise be voted for the named nominee or nominees for the election of such substitute nominee or nominees.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIED. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES THAT AUTHORITY IS WITHHELD AS TO ONE OR MORE NOMINEES.

                     CLASS A DIRECTOR NOMINEES FOR ELECTION

Arnold H. Aronson..............  Age 67  Mr. Aronson has been a director of the Company since
                                         November 2001. Mr. Aronson provides consulting services to the Company with respect to the Ralph Lauren Home
                                         collection. Mr. Aronson has been a senior advisor at Kurt
                                         Salmon Associates, a global management consulting firm
                                         specializing in services to retail and consumer products
                                         companies, since 1997. Before that, he was a partner at
                                         the consulting firm of Levy-Kerson-Aronson since 1994. He
                                         served as chairman and chief executive officer of Woodward
                                         & Lothrop/John Wanamaker from 1989 to 1994. Prior to that,
                                         Mr. Aronson was chairman and chief executive officer of
                                         the Batus Retail Group, then the parent entity of Saks
                                         Fifth Avenue, Marshall Fields, Kohls, Gimbels, Ivey's,
                                         Frederick & Nelson, Crescent and Breuners. From 1979 to
                                         1983, Mr. Aronson served as chairman and chief executive

                                         officer of Saks Fifth Avenue. Prior to that, Mr. Aronson
                                         also served as chairman and chief executive officer of
                                         Bullock's, now Macy's West, a division of Federated
                                         Department Stores. Mr. Aronson currently serves as
                                         Chairman of the Board of Governors of the Parson School of
                                         Design and as Vice Chairman of the Board of Trustees at
                                         New School University.
Dr. Joyce F. Brown.............  Age 55  Dr. Brown has been a Director of the Company since May
                                         2001. Dr. Brown has been the President of the Fashion
                                         Institute of Technology and Chief Executive Officer of the
                                         Educational Foundation for the Fashion Industries since
                                         1998. She was a Professor of Clinical Psychology at the
                                         Graduate School and University Center of the City
                                         University of New York from 1994 to 1998, where she is now
                                         Professor Emerita. Dr. Brown is also a member of the Board of Directors of the United States Enrichment Corp, Paxar
                                         Corporation and Unity Mutual Life Insurance Company.

                     CLASS B DIRECTOR NOMINEES FOR ELECTION

Ralph Lauren...................  Age 62  Mr. Lauren has been a Director of the Company since prior to the Company's initial public offering, and was a member of the Advisory Board or Board of Directors of the
                                         Company's predecessors since their organization. Mr.
                                         Lauren is the Company's Chairman and Chief Executive
                                         Officer. He founded Polo in 1968 and has provided
                                         leadership in the design, marketing, advertising and
                                         operational areas since such time.
F. Lance Isham.................  Age 57  Mr. Isham has been Vice Chairman and a Director of the
                                         Company since April 2000. He was President of the Company
                                         from November 1998 to April 2000, prior to which he served as Group President of its Menswear operations. Mr. Isham
                                         joined Polo in 1982, and has held a variety of sales
                                         positions in the Company, including Executive Vice
                                         President of Sales and Merchandising.
Roger N. Farah.................  Age 49  Mr. Farah has been President, Chief Operating Officer and a Director of the Company since April 2000. Mr. Farah was
                                         Chairman of the Board of Venator Group, Inc. from December
                                         1994 until April 2000, and was Chief Executive Officer of
                                         Venator Group, Inc. from December 1994 until August 1999.
                                         Mr. Farah served as President and Chief Operating Officer
                                         of R.H. Macy & Co., Inc. from July 1994 to October 1994.
                                         He served as Chairman and Chief Executive Officer of
                                         Federated Merchandising Services, the central buying and
                                         product development arm of Federated Department Stores,
                                         Inc., from June 1991 to July 1994. Mr. Farah is also a
                                         member of the Board of Directors of Toys R Us, Inc.
Frank A. Bennack, Jr. .........  Age 69  Mr. Bennack has been a Director of the Company since
                                         January 1998. In June 2002, Mr. Bennack became Chairman of the Executive Committee and Vice Chairman of the Board of
                                         Directors of The Hearst Corporation, after serving as
                                         President and Chief Executive Officer of The Hearst
                                         Corporation since 1979. He is also a member of the Board
                                         of Directors of Hearst-Argyle Television, Inc., Wyeth
                                         (f/k/a American Home Products Corporation) and J.P. Morgan
                                         Chase & Co.

Joel L. Fleishman..............  Age 68  Mr. Fleishman has been a Director of the Company since
                                         January 1999. Mr. Fleishman has been a Professor of Law
                                         and Public Policy at the Terry Sanford Institute of Public
                                         Policy at Duke University since 1971 and the Director of
                                         the Samuel and Ronnie Heyman Center for Ethics, Public
                                         Policy and the Professions at Duke University since 1989.
                                         Mr. Fleishman was the President of The Atlantic
                                         Philanthropies (USA) Inc. from 1993 to 2001, and is now
                                         Senior Advisor. Mr. Fleishman is also a member of the
                                         Board of Directors of Boston Scientific Corporation.
Judith A. McHale...............  Age 55  Ms. McHale has been a Director of the Company since
                                         February 2001. Ms. McHale has been President and Chief
                                         Operating Officer of Discovery Communications, Inc., the
                                         parent company of cable television's Discovery Channel,
                                         since 1995. From 1989 to 1995, she served as Executive
                                         Vice President and General Counsel of Discovery
                                         Communications, Inc. Ms. McHale is also a member of the
                                         Board of Directors of John Hancock Financial Services,
                                         Inc. and the Potomac Electric Power Company.
Terry S. Semel.................  Age 59  Mr. Semel has been a Director of the Company since
                                         September 1997. Mr. Semel has been Chairman and Chief
                                         Executive officer of Yahoo! Inc., since May 2001. He was
                                         Chairman of Windsor Media, Inc., Los Angeles, a
                                         diversified media company, from October 1999 to April
                                         2001. Mr. Semel was Chairman of the Board and Co-Chief
                                         Executive Officer of the Warner Bros. Division of Time
                                         Warner Entertainment LP ("Warner Brothers"), Los Angeles,
                                         from March 1994 until October 1999, and of Warner Music
                                         Group, Los Angeles, from November 1995 until October 1999.
                                         For more than ten years prior to that, he was President of
                                         Warner Brothers or its predecessor, Warner Bros. Inc. Mr.
                                         Semel is also a member of the Board of Directors of
                                         Revlon, Inc. and Yahoo! Inc.

                     CLASS C DIRECTOR NOMINEE FOR ELECTION

Richard A. Friedman............  Age 44  Mr. Friedman has been a Director of the Company since prior to the Company's initial public offering, and a
                                         member of the Advisory Board or Board of Directors of the
                                         Company's predecessors since 1994. Mr. Friedman is a
                                         Managing Director of Goldman, Sachs & Co. and head of the
                                         Principal Investment Area. He joined Goldman, Sachs & Co.
                                         in 1981. Mr. Friedman is also a member of the Board of
                                         Directors of AMF Bowling, Inc. and Carmike Cinemas, Inc.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS -- BOARD MEETINGS

     The Board of Directors has established three committees -- the Audit Committee, the Compensation Committee and the Executive Committee.

     The members of the Audit Committee are Dr. Joyce F. Brown (since May 2002), Judith A. McHale and Terry S. Semel. The Audit Committee, among other things, recommends annually to the Board of Directors the appointment of the independent auditors of the Company; discusses and reviews in advance the scope and the fees of the annual audit; reviews the results of the annual audit with the Company's independent auditors; reviews compliance with the Company's major accounting and financial reporting policies; reviews the adequacy of the financial organization of the Company; and reviews management's procedures and policies relating to the Company's internal accounting controls and compliance with applicable laws relating to accounting practice. The Audit Committee met four times in fiscal 2002.

     The members of the Compensation Committee are Frank A. Bennack, Jr., Joel
L. Fleishman and Richard A. Friedman. The Compensation Committee or its Non-Employee Director Subcommittee, composed of Messrs. Bennack and Fleishman, reviews and approves compensation plans and arrangements with respect to the Company's executive officers and other senior executives and administers certain employee benefit plans, including the Company's 1997 Long-Term Stock Incentive Plan. The Compensation Committee and its Non-Employee Director Subcommittee met six times in fiscal 2002.

     The members of the Executive Committee are Ralph Lauren, F. Lance Isham and Roger N. Farah. The Executive Committee may, between meetings of the full Board of Directors, exercise all of the powers and authority of the Board of Directors, except that it does not have the power or authority to adopt, approve or recommend to stockholders any action or matter that is required by Delaware law to be submitted to the Company's stockholders for approval, or to adopt, amend or repeal any bylaw of the Company. The Executive Committee met once in fiscal 2002.

     In fiscal 2002, the Board of Directors held four meetings. Each Director attended more than 75% of the meetings held by the Board of Directors and the committees on which he or she served. The Company's Board of Directors and its committees also act from time to time by unanimous written consent in lieu of meetings.

COMPENSATION OF DIRECTORS

     Each non-employee director receives an annual retainer of $25,000 and annual grants of options to purchase 3,000 shares of the Company's Class A Common Stock under the Company's 1997 Non-Employee Director Stock Option Plan. Each non-employee director received an initial grant of options to purchase 7,500 shares of Class A Common Stock upon first joining the Board. Non-employee directors also receive $1,000 for each board or committee meeting attended. Directors who are also employees of the Company receive no additional compensation for service as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Transactions between the Company and Mr. Lauren or between the Company and certain investment funds affiliated with The Goldman Sachs Group, Inc. (collectively, the "GS Group"), will be approved by the Board of Directors or a committee of directors not affiliated with Mr. Lauren or the GS Group, as applicable.

AUDIT COMMITTEE REPORT

     The Board has adopted a written charter ("Audit Committee Charter") for the Audit Committee of the Board. In accordance with the Audit Committee Charter, each member of the Audit Committee satisfies the independence requirements of the New York Stock Exchange's listing standards for audit committee members. A copy of the Audit Committee Charter was attached as an exhibit to the Corporation's Proxy Statement for the 2001 Annual Meeting of Stockholders.

     Pursuant to the Audit Committee Charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During fiscal 2002, the Audit Committee met four times. The Audit Committee discussed the Company's interim financial information contained in each quarterly earnings announcement with the Company's chief financial officer and the independent auditors prior to public release.

     In discharging its oversight responsibility for the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all of the relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors their fees and any relationships that may impact their objectivity and independence. The Audit Committee was satisfied as to the auditors' independence.

     The Audit Committee also discussed with management and the independent auditors the quality and adequacy of the Company's internal accounting and financial reporting controls. The Audit Committee reviewed with the independent auditors their audit plans, audit scope and the auditors' identification of the principal audit risks.

     The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management being present, discussed and reviewed the results of the independent auditors' examination of the Company's financial statements.

     The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended March 30, 2002, with management and the independent auditors. Management has the responsibility for the preparation of the Company's financial statements and the independent auditors have the responsibility for the examination of those statements.

     Based upon the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended March 30, 2002 for filing with the Securities and Exchange Commission. The Audit Committee also recommended to the Board the reappointment of Deloitte & Touche LLP as the Company's independent auditors, subject to stockholder approval, and the Board approved that recommendation.

                                          Members of the Audit Committee

                                          Dr. Joyce F. Brown
                                          Judith A. McHale
                                          Terry S. Semel

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 11, 2002 by: (i) each stockholder who is known by the Company to beneficially own in excess of five percent of any class of the Company's voting securities, (ii) each director,
(iii) each of the executive officers whose names appear in the summary compensation table (the "Named Executive Officers") and (iv) all directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to the shares beneficially owned by such person.

                                               CLASS A                                                VOTING
                                               COMMON              CLASS B            CLASS C        POWER OF
                                             STOCK(1)(2)        COMMON STOCK        COMMON STOCK      TOTAL
                                          -----------------   -----------------   ----------------    COMMON
                                           NUMBER       %       NUMBER       %      NUMBER      %    STOCK %
                                          ---------    ----   ----------    ---   ----------   ---   --------
Ralph Lauren............................  1,250,000(3)  2.7   43,280,021(4)               --    --      88.7
The Goldman Sachs Group, Inc.(5)........         --      --           --     --   10,570,979   100       2.2
F. Lance Isham(6).......................    516,744     1.2           --     --           --    --         *
Roger N. Farah(7).......................    384,966       *           --     --           --    --         *
Arnold H. Aronson(8)....................        500       *           --     --           --    --         *
Frank A. Bennack, Jr.(8)................     17,000       *           --     --           --    --         *
Dr. Joyce F. Brown(8)...................      3,750       *           --     --           --    --         *
Joel L. Fleishman(8)....................     14,000       *           --     --           --    --         *
Richard A. Friedman(9)..................         --       *           --     --           --    --         *
Judith A. McHale(8).....................      3,750       *
Terry S. Semel(8).......................     25,000       *           --     --           --    --         *
Douglas L. Williams(10).................    271,053       *           --     --           --    --         *
Gerald M. Chaney(11)....................     20,000       *           --     --           --    --         *
Baron Capital Group, Inc.(12)...........  8,171,025    18.4           --     --           --    --       1.7
FMR Corp.(13)...........................  3,450,000     7.8           --     --           --    --         *
All directors and executive officers as
  a Group (12 persons)(14)..............  2,506,763     5.4   43,280,021(4) 100   10,570,979   100      88.8

---------------

  *  Less than 1.0%

 (1) The SEC has defined the term "beneficial ownership" to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any security within 60 days.

 (2) Each share of Class B Common Stock and Class C Common Stock is convertible at the option of the holder into one share of Class A Common Stock. Each share of Class B Common Stock will be automatically converted into a share of Class A Common Stock upon transfer to a person who is not a member of the Lauren family. Each share of Class C Common Stock will be automatically converted into a share of Class A Common Stock upon transfer to a person who is not a member of the GS Group (as defined in footnote (5)). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion rights.

 (3) Includes vested options representing the right to acquire 1,250,000 shares of Class A Common Stock. Does not include unvested options to purchase 250,000 shares of Class A Common Stock. The address of Mr. Lauren is 650 Madison Avenue, New York, New York 10022.

 (4) Includes 1,557,503 shares of Class B common stock owned by RL Family, L.P., a partnership of which Mr. Lauren is the sole general partner, and 12,915,388 shares of Class B common stock owned by RL Holding, L.P., a partnership controlled by RL Holding Group, Inc., a corporation wholly owned by Mr. Lauren. The 12,915,388 shares of Class B common stock constitute 29.8% of the total number of outstanding shares of Class B common stock.

 (5) According to a Schedule 13D/A dated May 13, 2002: (i) GS Capital Partners, L.P. ("GS Capital Partners") may be deemed to own beneficially and directly, and its general partner, GS Advisors, L.L.C. may be deemed to own beneficially and indirectly, 9,983,708 shares of Class A Common Stock (representing shares issuable upon the conversion of Class C Common Stock);
     (ii) Stone Street Fund 1994, L.P. ("Stone Street Fund") may be deemed to own beneficially and directly 286,878 shares of Class A Common Stock (representing shares issuable on the conversion of Class C Common Stock);
     (iii) Bridge Street Fund 1994, L.P. ("Bridge Street Fund") may be deemed to own beneficially and directly 300,393 shares of Class A Common Stock (representing shares issuable on the conversion of Class C Common Stock);
     (iv) Stone Street 1994, L.L.C. ("Stone Street L.L.C."), as the general partner of Stone Street Fund and managing general partner of Bridge Street Fund, may be deemed to own beneficially and indirectly 587,271 shares of Class A Common Stock (representing shares issuable on the conversion of Class C Common Stock) beneficially owned by Stone Street Fund and Bridge Street Fund; and (v) Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. ("GS Inc.") may be deemed to own beneficially and indirectly the 10,570,979 shares of Class A Common Stock (representing shares issuable upon conversion of Class C Common Stock) beneficially owned by GS Capital Partners, Stone Street Fund and Bridge Street Fund because affiliates of Goldman, Sachs & Co. and GS Inc. are the general partner or managing general partner of GS Capital Partners, Stone Street Fund and Bridge Street Fund, and Goldman, Sachs & Co. is the investment manager of each of the limited partnerships. Excludes (i) shares of Class A Common Stock beneficially owned by Goldman, Sachs & Co. and its affiliates that were acquired in the ordinary course of broker-dealer transactions and (ii) shares of Class A Common Stock held in client accounts for which Goldman, Sachs & Co. or its affiliates exercise voting or investment authority, or both, and which are referred to as "managed accounts". Each of GS Inc. and Goldman, Sachs & Co. disclaims beneficial ownership of the shares (a) beneficially owned by the limited partnerships, except to the extent attributable to partnership interests in the limited partnerships held by GS. Inc. and its affiliates, and (b) held in managed accounts. Each of the limited partnerships shares voting and dispositive power with respect to its shares with GS Inc. and Goldman, Sachs & Co. GS Capital Partners, The Goldman Sachs Group, Inc., Goldman, Sachs & Co., Stone Street Fund and Bridge Street Fund are collectively referred to as the "GS Group". The address of each of the persons is 85 Broad Street, New York, NY 10004.

 (6) Includes vested options representing the right to acquire 408,668 shares of Class A Common Stock. Does not include unvested options to purchase 133,332 of Class A Common Stock. Also includes 52,288 restricted shares, half of which will vest on each of November 10, 2002 and 2003.

 (7) Includes vested options representing the right to acquire 266,667 shares of Class A Common Stock. Does not include unvested options to purchase 183,333 shares of Class A Common Stock. Also includes 88,724 restricted shares, one third of which will vest on each of April 12, 2003, April 12, 2004 and April 12, 2005.

 (8) Includes vested options granted to each of Mr. Bennack, Dr. Brown, Mr. Fleishman, Ms. McHale and Mr. Semel under the 1997 Non-Employee Director Stock Option Plan representing the right to acquire 15,000, 3,750, 12,000, 3,750 and 18,000 shares of Class A Common Stock, respectively. Does not include unvested options granted to Mr. Aronson, Mr. Bennack, Dr. Brown, Mr. Fleishman, Ms. McHale and Mr. Semel under the Company's 1997 Non-Employee Director Stock Option Plan representing the right to acquire 7,500, 4,500, 6,750, 4,500, 6,750 and 4,500 shares of Class A Common Stock, respectively.

 (9) Mr. Friedman, who is a Managing Director of Goldman, Sachs & Co., may be deemed to own beneficially and indirectly the shares owned beneficially and indirectly by Goldman, Sachs & Co. and GS Group. Mr. Friedman disclaims beneficial ownership of those shares, except to the extent, if any, of his pecuniary interest in those shares.

(10) Includes vested options representing the right to acquire 268,001 shares of Class A Common Stock. Does not include unvested options to purchase 69,999 of shares of Class A Common Stock.

(11) Includes vested options representing the right to acquire 20,000 shares of Class A Common Stock. Does not include unvested options to purchase 40,000 shares of Common Stock.

(12) According to a Schedule 13D/A dated May 28, 2002: (i) BAMCO, Inc. ("BAMCO") may be deemed to beneficially own 6,653,000 shares of Class A Common Stock;
     (ii) Baron Asset Fund ("BAF"), an investment advisory client of BAMCO, may be deemed to beneficially own 6,153,500 shares of Class A Common Stock;
     (iii) Baron Capital Management, Inc. ("BCM") may be deemed to beneficially own 1,518,025 shares of Class A Common Stock; (iv) Baron Capital Group, Inc. ("BCG"), the parent holding company of BAMCO and BCM, may be deemed to beneficially own 8,171,025 shares of Class A Common Stock; and Ronald Baron, who holds a controlling interest in BCG, may be deemed to beneficially own 8,171,025 shares of Class A Common Stock. BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates. Each of these persons may be deemed to share voting and dispositive powers with respect to the shares beneficially owned by such person as a result of either control relationships or investment advisory relationships with advisory clients. The address of each of these persons if 767 Fifth Avenue, 49th Floor, New York, New York 10153.

(13) According to a Schedule 13G/A filed on February 14, 2002: (i) each of FMR Corp. and Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., may be deemed to own beneficially 3,450,050 shares of Class A common stock, as a result of Fidelity acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940 (the "Fidelity Funds"), and as a result of Fidelity International Limited (which has a historical relationship with FMR Corp. and Fidelity) acting as investment advisor to various non-U.S. investment companies (the "International Fund"); (ii) each of Edward C. Johnson 3d, Chairman of FMR Corp., and Abigail P. Johnson, a Director of FMR Corp., may be deemed to beneficially own 3,450,050 share of Class A common stock as a result of their voting control over FMR Corp.; and (iii) Fidelity Magellan Fund, one of the Fidelity Funds, owns beneficially 2,133,700 shares of Class A common stock. Each of Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Fidelity Funds, has sole power to dispose of the 3,450,050 shares of Class A common stock owned by the Fidelity Funds. Each of Edward C. Johnson 3d and FMR Corp, through its control of an investment advisory company, Fidelity Management Trust Company, has the sole power to dispose of the 3,450,050 shares of Class A common stock owned by institutional accounts managed by Fidelity Management Trust Company. Neither FMR Corp. nor Edward C. Johnson has the sole power to vote or direct the voting of the shares of Class A common stock owned directly by the Fidelity Funds, the institutional accounts managed by Fidelity Management Trust Company and the International Funds. The address of each of the persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(14) Includes vested options granted to all directors and executive officers as a group under the Company's 1997 Long-Term Stock Incentive Plan and 1997 Non-Employee Director Stock Option Plan representing the right to acquire 2,506,763 shares of Class A Common Stock. Does not include unvested options granted to all directors and executive officers as a group under the 1997 Long-Term Stock Incentive Plan and the 1997 Non-Employee Director Stock Option Plan representing the right to acquire 711,164 shares of Class A Common Stock.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Company's Common Stock. Copies of all such Section 16(a) reports are required to be furnished to the Company. These filing requirements also apply to beneficial owners of more than ten percent of the Company's Common Stock. To the Company's knowledge, based solely on review of the copies of Section 16(a) reports furnished to the Company during the fiscal year ended March 30, 2002, or written representations from certain reporting persons that no Forms 5 were required for those persons, all transactions were reported on a timely basis.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation awarded or paid to or earned by the chief executive officer and the four other most highly-compensated executive officers of the Company (the "Named Executive Officers") in the last fiscal year for services rendered in all capacities to the Company (including its subsidiaries) for the fiscal years ended March 30, 2002, March 31, 2001 and April 1, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION      ALL OTHER
                                                                                    AWARDS            (COMPENSATION)
                                            ANNUAL COMPENSATION            ------------------------   --------------
                                    ------------------------------------   RESTRICTED    SECURITIES
                                                            OTHER ANNUAL     STOCK       UNDERLYING
                                     SALARY       BONUS     COMPENSATION     AWARDS       OPTIONS
NAME AND PRINCIPAL POSITION  YEAR      ($)         ($)         ($)(1)         ($)           (#)            ($)
---------------------------  ----   ---------   ---------   ------------   ----------    ----------   --------------
Ralph Lauren.............    2002   1,000,000   3,533,000          --              0      250,000       3,192,075(2)
  Chairman of the Board      2001   1,000,000   5,556,000          --              0      250,000       3,213,638(2)
    and Chief Executive      2000   1,000,000          --          --              0      250,000       3,061,048(2)
    Officer
F. Lance Isham...........    2002     900,082     543,375     310,612(3)           0      100,000         303,953(4)
  Vice Chairman              2001     900,000   1,366,200          --              0      200,000         367,069(4)
                             2000     900,000          --          --              0      100,000         508,122(4)
Roger N. Farah...........    2002     900,000     723,375          --              0      100,000         122,310(5)
  President and              2001     858,461   1,546,200          --      2,000,000(6)   350,000             447(5)
  Chief Operating Officer    2000          --          --          --             --           --              --
Douglas L. Williams......    2002     704,903     340,785          --              0       55,000          86,618(7)
  Group President            2001     700,000     766,500          --              0       42,000         122,830(7)
                             2000     606,731     477,000          --              0      200,000          95,569(7)
Gerald M. Chaney.........    2002     443,269     116,484          --              0       35,000               0
  Senior Vice President      2001     138,942(8)   200,000         --              0       25,000               0
    and Chief Financial      2000          --          --          --             --           --              --
    Officer

---------------

 (1) Excludes Other Annual Compensation that did not exceed, in the aggregate, the lesser of $50,000 and 10% of the total salary and bonus of the Named Executive Officer.

 (2) The amounts reported under "All Other Compensation" in fiscal 2002, fiscal 2001 and fiscal 2000 for Mr. Lauren include the value of Company-paid premiums on split-dollar life insurance policies on the lives of the executive and his spouse in the amounts of $3,169,161, $3,190,904 and $3,043,229, respectively. The Company will recover all premiums paid by it at the time death benefits are paid thereon, and may recover such amounts earlier under certain circumstances. See "Certain Relationships and Related Transactions." The amounts reported in fiscal 2002, fiscal 2001 and fiscal 2000 also reflect: (i) supplementary medical benefits in the amounts of $18,475, $19,334 and $13,819, respectively; and (ii) benefits paid under the Company's 401K plans in the amounts of $4,439, $3,400 and $4,000, respectively.

 (3) The amounts reported under "Other Annual Compensation" for Mr. Isham represent allowances related to his relocation to London at the Company's request.

 (4) The amounts reported under "All Other Compensation" in fiscal 2002, fiscal 2001 and fiscal 2000 for Mr. Isham reflect: (i) the value of Company-paid premiums on split-dollar life insurance policies on behalf of the executive officer in the amounts of $2,109, $3,752 and $3,088, respectively; (ii) supplementary medical benefits in the amounts of $0, $0 and $2,974, respectively; (iii) contributions to the Company's Supplemental Executive Retirement Plan in the amounts of $113,310, $174,817 and $97,587, respectively; (iv) contributions to the Company's Executive Deferred

     Compensation Trusts in the amounts of $180,000, $180,000 and $393,673, respectively; and (v) benefits paid under the Company's 401K Plan in the amounts of $8,534, $8,500 and $8,800, respectively.

 (5) The amounts reported under "All Other Compensation" in fiscal 2002 and fiscal 2001 for Mr. Farah reflect: (i) a contribution to the Company's Supplemental Executive Retirement Plan in the amounts of $122,310 in fiscal 2002; and (ii) supplementary medical benefits in the amount of $447 in fiscal 2001.

 (6) On April 12, 2000, Mr. Farah was granted 118,299 restricted shares of Class A Common Stock with a fair market value of $2,000,000, or $16.91 per share, based upon the mean between the high and low sales price per share on that date. The restricted shares vest ratably on each of the second, third, fourth and fifth anniversaries of the grant date, subject to Mr. Farah's continued employment with the Company. At March 30, 2002, the aggregate number of unvested restricted shares held by Mr. Farah was 118,299 and the aggregate value thereof (based upon the closing price of the Company's Class A Common Stock as of March 28, 2002, the last trading day in fiscal
     2002) was $3,451,965.

 (7) The amounts reported under "All Other Compensation" in fiscal 2002, fiscal 2001 and fiscal 2000 for Mr. Williams reflect: (i) the value of Company paid premiums on split-dollar life insurance policies on behalf of the executive officer in the amounts of $5,506, $5,718 and $5,714, respectively; (ii) supplementary medical benefits in the amounts of $292, $2,574 and $435, respectively; (iii) contributions to the Company's Supplemental Executive Retirement Plan in the amounts of $73,325, $106,038 and $80,620, respectively; and (iv) benefits paid under the Company's 401(k) Plan in the amounts of $7,495, $8,500 and $8,800, respectively.

 (8) The amount reported under "Salary" in fiscal 2001 for Mr. Chaney reflects compensation paid to him during the period from November 27, 2000 to March 31, 2001.

                          OPTION GRANTS IN FISCAL 2002

                                                            INDIVIDUAL GRANTS
                                 -----------------------------------------------------------------------
                                  NUMBER OF     PERCENT OF
                                 SECURITIES    TOTAL OPTIONS
                                 UNDERLYING     GRANTED TO     EXERCISE                      GRANT DATE
                                   OPTIONS     EMPLOYEES IN      PRICE                         PRESENT
                                 GRANTED#(1)    FISCAL 2002    ($/SHARE)   EXPIRATION DATE   VALUE($)(2)
                                 -----------   -------------   ---------   ---------------   -----------
Ralph Lauren...................    250,000         10.20%       $26.71     June 19, 2011     $5,525,000
F. Lance Isham.................    100,000          4.08%       $26.71     June 19, 2011     $2,210,000
Roger N. Farah.................    100,000          4.08%       $26.71     June 19, 2011     $2,210,000
Douglas L. Williams............     55,000          2.24%       $26.71     June 19, 2011     $1,215,500
Gerald M. Chaney...............     35,000          1.43%       $26.71     June 19, 2011     $  773,500

---------------

(1) The options granted in fiscal 2002 to the Named Executive Officers have a term of 10 years and were granted pursuant to the Company's Long-Term 1997 Stock Incentive Plan. The options vest pro rata over a three-year period from the date of grant for all executives.

(2) As permitted by the Securities and Exchange Commission rules, the Company elected to calculate the Grant Date Present Value of the options set forth in this table using the Black-Scholes option-pricing model. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of stock price. The following assumptions were made for purposes of calculating the Grant Date Present Values: expected time of exercise of 6 years, volatility of 105%, risk-free interest rate of 4.65% and no future dividends. The actual value of the options in this table will depend upon the actual market value of the Company's stock during the applicable period and upon when options are exercised. The dollar amounts in this column are not intended to forecast potential future appreciation, if any, of the Company's Common Stock.

                   AGGREGATED OPTION EXERCISES IN FISCAL 2002
                   AND FISCAL 2002 YEAR-END OPTION VALUES(1)

                                                NUMBER OF SECURITIES           VALUES OF UNEXERCISED
                                               UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                             OPTIONS ON MARCH 30, 2002          ON MARCH 30, 2002(2)
                                            ----------------------------    ----------------------------
                                            EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                            -----------    -------------    -----------    -------------
Ralph Lauren..............................   1,000,001        499,999       $4,773,763      $3,991,861
F. Lance Isham............................     275,334        266,666       $2,042,798      $2,610,825
Roger W. Farah............................     116,668        333,332       $1,529,872      $3,307,190
Douglas L. Williams.......................     188,334        149,666       $1,711,763      $1,259,555
Gerald M. Chaney..........................       8,334         51,666       $   54,629      $  195,870

---------------

(1) No options were exercised in fiscal 2002.

(2) Calculated using the closing price of $29.18 per share on March 28, 2002, the last trading day in fiscal 2002, minus the option exercise price.

EXECUTIVE COMPENSATION AGREEMENTS

     Ralph Lauren's Employment Agreement. Mr. Lauren's employment agreement provides for his employment as Chairman of the Board of Directors and Chief Executive Officer of the Company through June 17, 2003, subject to automatic, successive one-year extensions thereafter unless either party gives the other at least 90 days' notice that the term will not be extended.

     Under his employment agreement, Mr. Lauren is entitled to an annual base salary of $1,000,000 and an annual bonus opportunity of $0 to $8,000,000, based upon the achievement of Company performance goals established under the Company's Executive Officer Annual Incentive Plan. He is eligible to participate in all employee benefit plans and arrangements of the Company for its senior executive officers. In addition, the Company is obligated, until fully funded in accordance with applicable insurance projections, to continue to maintain, and make premium contributions with respect to, certain split-dollar and other life insurance arrangements between the Company and Mr. Lauren, his family and/or life insurance trusts for the benefit of any of them, that have previously been maintained or contributed to by the Company. See "Executive
Compensation -- Summary Compensation Table."

     If Mr. Lauren's employment terminates as a result of his death or disability, he or his estate will be entitled to receive a lump sum cash payment equal to the sum of: (i) his base salary through the date on which his death or termination due to disability occurred; (ii) any accrued and unpaid compensation for any prior fiscal year; and (iii) a pro rata portion of the annual bonus he would otherwise have received for the fiscal year in which his death or termination due to disability occurred. In addition, any unvested options held by Mr. Lauren will vest immediately and remain exercisable for a period of three years after his employment terminates.

     If Mr. Lauren resigns for good reason (as defined in his employment agreement), or if the Company terminates Mr. Lauren's employment without cause (as defined in his employment agreement) or elects not to extend the term of the agreement, Mr. Lauren will be entitled to receive a lump sum cash payment equal to the sum of: (i) his base salary otherwise payable through three years from the date of termination (the "Lauren Severance Period"); (ii) any accrued but unpaid compensation for any prior fiscal year; and (iii) bonus compensation for each full or partial fiscal year that occurs during the Lauren Severance Period equal to the average annual bonus paid to Mr. Lauren for the two fiscal years immediately preceding the termination of his employment. In addition, any unvested options will continue to vest on schedule, provided that Mr. Lauren complies with certain non-competition and other restrictive covenants. During the Lauren Severance Period, the Company is obligated to continue to provide Mr. Lauren with office facilities and secretarial assistance, welfare and medical plan coverage and certain other fringe benefits, and to continue to maintain and fund the life insurance arrangements referred to above.

     If Mr. Lauren resigns without good reason or elects not to renew the term of his employment agreement, or if the Company terminates Mr. Lauren's employment for cause, then Mr. Lauren will be entitled to a lump sum cash payments equal to: (i) the sum of his base salary through the date of termination, any accrued but unpaid compensation for any prior fiscal year; (ii) and a pro rata portion of his annual bonus for the fiscal year in which termination occurred, to be paid when bonuses are normally paid. In addition, any unvested options held by Mr. Lauren will be forfeited.

     Mr. Lauren cannot compete with the Company during the term of his employment. In addition, if Mr. Lauren resigns his employment with or without good reason, or the Company terminates Mr. Lauren's employment without cause, then Mr. Lauren cannot compete with the Company for two years from the date of termination of employment. If Mr. Lauren's employment is terminated by the Company for cause, the Company may elect to prohibit Mr. Lauren from competing with the Company for up to two years in consideration for the payment of an amount equal to his base salary and the average annual incentive bonus awarded to him for the two fiscal years immediately preceding the termination of his employment for each year that Mr. Lauren is prohibited from competing with the Company.

     F. Lance Isham's Employment Agreement. Mr. Isham, Vice Chairman, has an employment agreement with the Company that provides for his employment through November 10, 2003, subject to automatic, successive one-year extensions thereafter unless either party gives the other at least 12 months' prior notice that the term will not be extended. Mr. Isham is entitled to annual base salary of not less than $900,000, and he is eligible to earn an annual incentive bonus ranging from 115% to 230% of his annual base salary, based upon the achievement of Company performance goals established under the Company's Executive Officer Annual Incentive Plan.

     If Mr. Isham resigns for good reason (as defined in his employment agreement) or if the Company terminates his employment for any reason other than death, disability or cause (as defined in his employment agreement), Mr. Isham will be entitled to receive, within 30 days, a pro-rata incentive bonus for the portion of the then current fiscal year that had elapsed prior to the termination of his employment (based on the average annual incentive bonus paid to him for the two immediately preceding fiscal years) plus an amount, payable over a three-year period, equal to the sum of: (i) three times his annual base salary and (ii) two times the average annual incentive bonus paid to Mr. Isham for the two immediately preceding fiscal years. In addition, Mr. Isham would be entitled to (i) continued participation in the Company's health benefit plans during such three-year period, (ii) continued use of his Company automobile until the then existing lease expires and (iii) waiver of the collateral interest securing return to the Company of premiums paid for Mr. Isham's split-dollar insurance policy. The restricted stock and stock options granted to Mr. Isham under his employment agreement that remained unvested would continue to vest, and such options would remain exercisable for a period of at least one year, provided that he continued to comply with the non-competition and other restrictive covenants contained in his agreement. If a change of control of the Company occurred prior to any such termination of Mr. Isham's employment, he may elect to receive the foregoing severance payments in two equal lump sum installments, the first payable within 30 days after the date of termination and the second on the first anniversary of the date of termination, respectively.

     If the Company at any time elects not to extend the term of his employment agreement, Mr. Isham will be entitled to receive an amount, payable in twelve equal monthly installments, equal to the sum of (i) his annual base salary, and
(ii) the average annual incentive bonus paid to him for the two immediately preceding fiscal years, and any then unvested restricted shares or options that were granted to Mr. Isham under his employment agreement would continue to vest as described in the preceding paragraph. If Mr. Isham resigns without good reason or elects not to renew the term, or if the Company terminates his employment for cause, Mr. Isham will be entitled to receive only his base salary through the date of termination, and any then unvested restricted shares or options granted to Mr. Isham under his employment agreement will be forfeited. In the event of Mr. Isham's termination due to his death or disability, Mr. Isham will be entitled to any payments due to him through the date of termination, including a payment of a pro rata portion of the annual incentive bonus to which he would have been entitled for the year of termination, any unvested restricted shares and options granted to Mr. Isham under his employment agreement will vest, and such options will remain exercisable for a period of three years.

     Mr. Isham may not compete with the Company during the term of Mr. Isham's employment. If Mr. Isham resigns his employment with or without good reason, or the Company terminates his employment without cause, then he cannot compete with the Company for two years after the date of termination of his employment. If Mr. Isham's employment is terminated for cause, the Company may elect to prohibit him from competing with the Company for up to two years in consideration for the payment of an amount equal to his base salary and bonus (based on the average annual incentive bonus over the preceding two years) for each year that Mr. Isham is prohibited from competing with the Company. These non-compete provisions will not apply if Mr. Isham terminates his employment other than for good reason following the appointment of a person other than Mr. Lauren or Mr. Isham to the position of chief executive officer of the Company, provided (i) Mr. Isham has remained in his position for a period of at least nine months following such date and gives the Company at least 90 days' prior written notice of termination, and (ii) no more than 18 months shall have elapsed from the date of any such appointment prior to the giving of written notice of termination.

     Roger N. Farah's Employment Agreement. Mr. Farah's employment agreement provides for his employment as President and Chief Operating Officer through April 12, 2005, subject to automatic, successive one year extensions thereafter unless either party gives the other at least 180 days' prior notice that the term will not be extended. Mr. Farah's annual base salary is $900,000, and he is eligible to receive an annual incentive bonus ranging from 115% to 230% of his annual salary, based upon the achievement of Company performance goals established under the Company's Executive Officer Annual Incentive Plan. During the initial term of his employment agreement, Mr. Farah is also entitled to receive an additional bonus of $180,000 per year. In the event the Company reinstates or adopts any plan for the deferral of executive compensation, Mr. Farah may elect to defer his additional bonus.

     If Mr. Farah resigns for good reason or if the Company terminates his employment for any reason other than death, disability or cause, Mr. Farah will be entitled to receive a pro rata portion of his target annual incentive bonus (as defined in his employment agreement) for the year of termination plus an amount, payable over a two-year period, equal to the sum of: (i) two times his annual base salary, and (ii) two times his target annual incentive bonus for the year of termination. Mr. Farah will be entitled to exercise any vested options during the remaining term or one-year period commencing on his date of termination, whichever period is longer. In addition, Mr. Farah will be entitled to continued participation in the Company's health benefit plans and continued payment of his automobile allowance during such two-year period. If a change of control of the Company occurs prior to any such termination of employment, then Mr. Farah may elect to receive the cash severance payments described above in two equal lump sum installments, the first payable within 30 days after the date of termination and the second on the first anniversary of the date of termination, and all options and restricted shares awarded to him, whether pursuant to his employment agreement or otherwise, will immediately vest and remain exercisable for a period of at least one year.

     If either the Company or Mr. Farah elects not to extend the term of his employment, Mr. Farah will be entitled to receive his salary through the date of termination plus the annual incentive bonus he would have been entitled to receive had he been employed by the Company through the end of the fiscal year, prorated to the date of termination. If it is the Company that elects not to extend the term, Mr. Farah will also be entitled to receive an amount, payable in twelve equal monthly installments, equal to the sum of (i) his annual base salary, and (ii) his target annual incentive bonus. If the Company terminates Mr. Farah for cause or Mr. Farah resigns for other than (i) for good reason or
(ii) within 30 days following the appointment of a person other than Mr. Lauren, Mr. Isham or Mr. Farah as Chief Executive Offer of the Company (any such appointment, a "Succession Event"), Mr. Farah is entitled to receive only his base salary through the date of termination. If Mr. Farah resigns within 30 days following the occurrence of a Succession Event, he is entitled to receive an amount equal to his annual base salary and target annual incentive bonus, payable in two equal payments, one on the date of termination and the second on the first anniversary of the date of termination. In the event of Mr. Farah's termination due to his death or disability, Mr. Farah is entitled to receive all payments due to him through the date of his death or termination due to disability, including a pro-rated annual incentive bonus for the year of termination.

     Mr. Farah may not compete with the Company during the term of Mr. Farah's employment and for 12 months thereafter.

     Douglas L. Williams' Employment Agreement. Mr. Williams' employment agreement provides for his employment as Group President through January 1, 2005, subject to automatic, successive one year extensions thereafter unless either party gives at least 180 days' prior notice that the term will not be extended. Mr. Williams' annual base salary is $705,000, and he is entitled to receive an annual incentive bonus ranging from 75% to 150% of his annual base salary, based upon the achievement of Company performance goals established under the Company's Executive Officer Annual Incentive Plan.

     If Mr. Williams resigns for good reason (as defined in his employment agreement) or if the Company terminates his employment for any reason other than death, disability or cause (as defined in his employment agreement), then Mr. Williams will be entitled to receive a pro rata portion of his incentive bonus for the year of termination (based on the average of the annual incentive bonuses paid to him over the two immediately preceding fiscal years), plus an amount equal to the sum of: (i) two times his annual base salary (or, if greater, the number of full and fractional years remaining in the initial term of his employment agreement) and (ii) the average of the annual incentive bonuses paid to him for the two immediately preceding fiscal years. Payments will be made in equal monthly installments over a period of two years or, if longer, the remaining portion of the initial term of his employment agreement (the "Williams Severance Period"). In addition, Mr. Williams will be entitled to
(i) continued participation in the Company's health benefit plans during the Williams Severance Period, (ii) continued use of his Company automobile or payment of his automobile allowance, as applicable, until the expiration of the Williams Severance Period, and (iii) waiver of the collateral interest securing return to the Company of premiums paid for Mr. Williams' split-dollar insurance policy. If a change of control of the Company shall have occurred prior to the termination of Mr. Williams' employment, Mr. Williams may elect to receive the cash severance payments described above in two equal lump sum installments, the first payable within 30 days after the date of termination and the second on the first anniversary of the date of termination.

     If Mr. Williams' employment terminates due to either the Company's or Mr. Williams' election not to extend the term, Mr. Williams will be entitled to receive his salary through the date of termination plus the annual incentive bonus, if any, that he would have been entitled to receive had he remained in the Company's employment through the end of its fiscal year, prorated to the date of termination. If it is the Company that elects not to extend the term, then Mr. Williams will also be entitled to receive an amount, payable in twelve equal monthly installments, equal to the sum of (i) his annual base salary, plus
(ii) his average annual incentive bonus paid for the two immediately preceding fiscal years. If Mr. Williams resigns without good reason or if the Company terminates his employment for cause, Mr. Williams will be entitled to receive only his base salary through the date of termination. In the event of Mr. Williams' termination due to his death or disability, Mr. Williams or his estate will be entitled to receive all payments due to him through the date of his death or termination due to disability including a payment of a pro rata portion of his annual incentive bonus for the year of termination (based on the average annual incentive bonus paid to him for the preceding two years).

     Mr. Williams may not compete with the Company during the term of his employment. If Mr. Williams resigns his employment with or without good reason, or if the Company terminates his employment without cause, he cannot compete with the Company for twelve months from the date of termination of his employment. If Mr. Williams' employment is terminated for cause, the Company may elect to prohibit him from competing with the Company for up to twelve months in consideration for the monthly payment of an amount equal to one-twelfth of Mr. Williams' base salary and bonus (based on the average of the annual incentive bonuses paid to Mr. Williams over the two immediately preceding fiscal years).

     Gerald M. Chaney's Employment Agreement. Mr. Chaney's employment agreement provides for his employment through January 1, 2004. Mr. Chaney's annual base salary is $450,000, and he is entitled to participate in any annual bonus program that the Company maintains and is applicable to Mr. Chaney. If the Company terminates Mr. Chaney's employment for any reason other than death, disability or cause (as defined in his employment agreement), Mr. Chaney will be entitled to continue to receive, in accordance with the Company's normal payroll practices, an amount equal to his base salary for a period of one year or the remaining term of his employment agreement, whichever is longer (the "Chaney Severance Period"), plus an amount, payable at the end of the Chaney Severance Period equal to the bonus that Mr. Chaney received for the fiscal year immediately preceding the fiscal year in which his employment was terminated. In addition, Mr. Chaney will be entitled to continue his participation in any group medical, dental or life insurance plans during the Chaney Severance Period. If a change of control of the Company shall have occurred prior to the termination of Mr. Chaney's employment without cause, Mr. Chaney will be entitled to receive a lump sum amount, payable within 15 days after the termination of his employment, equal to twice the sum of his base annual salary and the bonus paid to him for the fiscal year immediately preceding the fiscal year in which his employment was terminated, any unvested options held by Mr. Chaney will immediately vest, and all options held by him will remain exercisable for six months.

     If Mr. Chaney voluntarily terminates his employment, or if the Company terminates his employment for cause, Mr. Chaney will be entitled to receive only his base salary through the date of termination. In the event of Mr. Chaney's termination due to his death or disability, Mr. Chaney or his estate will be entitled to receive all payments due him through the date of his death or termination due to disability. Mr. Chaney may not compete with the Company during the term of his employment and for a period of one year thereafter. The one-year post-termination non-compete period will not apply, however, if the Company terminates Mr. Chaney's employment agreement without cause.

     Deferred Compensation Agreement. The Company has entered into a deferred compensation agreement with Mr. Isham, effective as of April 2, 1995 and amended as of November 28, 2000 (the "Deferred Compensation Agreement"). The Deferred Compensation Agreement provides that the Company will, on a monthly basis, contribute to a trust established by the Company (the "Executive Deferred Compensation Trust"), and credit to a book reserve account in Mr. Isham's name (the "Deferred Compensation Account"), an amount equal to 20% of Mr. Isham's monthly base salary, provided that Mr. Isham is employed with the Company on the last day of such month. Prior to fiscal 2000, amounts equal to 20% of any incentive bonus awards received by Mr. Isham were also contributed to the Executive Deferred Compensation Trust and credited to Mr. Isham's Deferred Compensation Account. Such amounts are invested and reinvested by the trustee of the Executive Deferred Compensation Trust in one or more mutual funds managed by the Vanguard Group of Investment Companies, at Mr. Isham's election. This deferred compensation arrangement is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended, any funds invested under the Executive Deferred Compensation Trusts continue to be part of the general funds of the Company. Mr. Isham is vested in his Deferred Compensation Account.

COMPENSATION COMMITTEE REPORT

     The Company's compensation and benefit programs are designed to attract, retain, and motivate highly qualified executives and to align executive officer compensation with the performance of the Company and the interests of its shareholders. These compensation criteria are measured both internally and in comparison with a group of companies that compete with the Company for business and/or for executive and creative talent. The Company's compensation structure consists of base salary, variable annual cash bonuses, long-term incentive awards in the form of stock options, restricted stock awards, benefits and deferred compensation. Extensive analysis of competitive market conditions and trends are done to ensure the appropriateness of executive pay and short/long-term incentive awards.

BASE SALARY AND BONUS

     The Company's employment agreements with Mr. Lauren and certain other executive officers ("Executive Compensation Agreements") set forth base salary amounts and provide for an annual bonus payable for attaining performance goals. The Compensation Committee reviews executive salaries annually and makes adjustments based on its assessment of each individual executive's performance and prevailing compensation levels among the Company's competitors and U.S. general industry companies.

     Annual bonuses for Messrs. Lauren, Isham, Farah and Williams for fiscal 2002 were provided for by the Company's Executive Officer Annual Incentive Plan. Under their respective employment agreements, each of these executive officers is entitled to participate in the Plan at a specified bonus opportunity range, subject to the achievement of pre-established performance goals set under the Plan by the Non-Employee Director

Subcommittee of the Compensation Committee. The Plan is designed to promote the success of the Company; to provide designated executive officers with an opportunity to receive incentive compensation dependent upon that success; to attract, retain, and motivate such individuals; and to provide awards that are "qualified performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). See "Certain Tax Matters" below.

     Payment of a cash incentive to participants is conditioned upon the attainment of pre-established performance goals. The performance goals are determined by reference to Company and/or business unit performance and to one or more of the following performance measures: earnings per share; net revenues; gross profit; income before income taxes; income before income taxes less a charge for capital; return on capital and return on equity, each as determined in accordance with generally accepted accounting principles as consistently applied by the Company, and may be adjusted, to the extent permitted under
Section 162(m) of the Code, to omit the effects of extraordinary items of gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. For fiscal 2002, the performance goals were established with respect to income before income taxes. The actual cash incentive amount that is payable to a participant for a performance period is determined in accordance with a pre-established objective award formula based on the achievement of performance goals. Amounts otherwise payable under the Plan may be reduced or eliminated, but cannot be increased. For fiscal 2002, annual bonuses were awarded under the Plan as follows: Mr. Lauren $3,533,000; Mr. Isham $543,375; Mr. Farah $723,275; Mr. Williams $340,785.

     For fiscal 2002, annual bonuses for the Company's executive officers (other than Messrs. Lauren, Isham, Farah and Williams) were provided for by the Company's Executive Incentive Plan. The Executive Incentive Plan is designed to motivate officers and other key employees of the Company to achieve and exceed the Company's annual financial and strategic goals, and in the case of employees with operating division responsibility, the goals of the executive's operating division.

     Under the Executive Incentive Plan, each participant was eligible in fiscal 2002 to receive a range of levels of incentive bonus (each expressed as a percent of such participant's annual base salary) according to his or her position in the Company, if pre-established pre-tax net income objectives of the Company and/or of the participant's operating division were met. In fiscal 2002, the bonus award of the Company's Division Presidents and Executive Vice Presidents pursuant to the Executive Incentive Plan was based 50% on the satisfaction of pre-tax income objectives for the Company as a whole and 50% on the satisfaction of pre-tax income objectives for each such participant's operating division. The bonus awards of most other participants working in the Company's operating divisions were based 30% on the satisfaction of pre-tax income objectives for the Company as a whole and 70% on the satisfaction of pre-tax income objectives for the participant's operating division. In addition, designated participants working in centralized Company positions had their incentive awards determined entirely according to overall Company performance. Incentive bonuses were adjusted based on the successful achievement of Company-wide strategic goal. The strategic goals for fiscal 2002 were meeting or exceeding pre-determined expense control targets and inventory turn rates. The Company exceeded the inventory turn rate goal for fiscal 2002 but fell short on the expense control target. Accomplishment of the inventory turn objective increased incentive awards for all participants. No payments will be made under the Executive Incentive Plan in any fiscal year in which the Company is not profitable, regardless of the performance of any particular division.

LONG-TERM EQUITY-BASED INCENTIVES

     The Compensation Committee and the Non-Employee Director Subcommittee has the responsibility of determining long-term equity-based incentive grants to eligible executive officers and employees of the Company. Individual stock option awards granted during fiscal 2002 were determined based on the executive's position in the Company and an assessment of the prevailing compensation levels among the Company's competitors and U.S. general industry companies.

     The Compensation Committee anticipates that awards will continue to be primarily in the form of stock options, but also may include restricted stock and other performance and stock-based awards. The Compensa-tion Committee expects that the size of future awards will continue to reflect the executive's position in the Company and individual performance.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Lauren's compensation is governed by the terms of his employment agreement with the Company and recognizes that his leadership is a critical element of the Company's success. See "Executive Compensation Agreements." It also reflects Mr. Lauren's standing in the industry, his establishment of the Company, and his long-term dedication to its success.

     Mr. Lauren's employment agreement provides for an annual base salary of $1,000,000 and annual bonus payments within a range of $0 to $8,000,000; provided that Mr. Lauren's entitlement to receive the annual bonus during any period when compensation payable pursuant to Mr. Lauren's agreement is subject to the deduction limitations of Section 162(m) of the Code will be subject to shareholder approval of a plan or arrangement evidencing such annual bonus opportunity that complies with the requirements of Section 162(m) of the Code. Accordingly, Mr. Lauren's bonus of $3,533,000 for fiscal 2002 was, as described above, determined under the Executive Officer Annual Incentive Plan.

CERTAIN TAX MATTERS

     Tax laws limit the deduction that a publicly-held corporation is allowed for compensation paid to its chief executive officer and to its four most highly compensated other executive officers. Generally, amounts paid in excess of $1,000,000 to the chief executive officer or another such executive, other than performance compensation, cannot be deducted.

     In making its decisions, the Compensation Committee and the Non-Employee Director Subcommittee consider the deductibility of executive compensation, but reserve the right to compensate executive officers in a manner commensurate with performance and the competitive environment for executive and creative talent. As a result, some portion of compensation paid to an executive officer whose compensation is subject to the deduction limits described above may not be deductible by the Company in the future.

     The Company's Executive Officer Annual Incentive Plan and the 1997 Stock Incentive Plan are designed to permit the deductibility of awards payable to the Company's executive officers for Federal income tax purposes.

                                          Members of the Compensation Committee:

                                          Frank A. Bennack, Jr.*
                                          Joel L. Fleishman*
                                          Richard A. Friedman

---------------

     * Members of Non-employee Director Subcommittee

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Super Cap Apparel, Accessories & Luxury Goods Index, which replaced the Standard & Poor's Super Cap Textile Index during our 2002 fiscal year, for the period from June 11, 1997 (the date the Class A Common Stock was priced in connection with the Company's initial public offering) through March 28, 2002, the last trading day in fiscal 2002. The returns are calculated by assuming an investment in the Company's Class A Common Stock and each index of $100 on June 11, 1997, with all dividends reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    JUNE 11, 1997 THROUGH MARCH 28, 2002(1)

                           [STOCK PERFORMANCE GRAPH]

                       JUNE 11, 1997   MARCH 27, 1998   APRIL 1, 1999   MARCH 31, 2000   MARCH 30, 2001   MARCH 28, 2002
                       -------------   --------------   -------------   --------------   --------------   --------------
Polo Ralph Lauren
  Corporation........     $100.00         $114.90          $ 75.24         $ 71.88          $105.77          $112.23
S&P 500..............     $100.00         $128.26          $151.93         $179.20          $140.35          $140.69
S&P Supercap Apparel,
  Access & Luxury
  Goods..............     $100.00         $123.09          $103.61         $ 90.49          $112.58          $130.05

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REGISTRATION RIGHTS AGREEMENTS

     Certain of the Lauren Family Members (as defined below), the GS Group and the Company are parties to a Registration Rights Agreement (the "Registration Rights Agreement") pursuant to which each of the Lauren Family Members and GS Group have certain demand registration rights in respect of shares of Class A Common Stock (including Class A Common Stock issuable upon conversion of Class B Common Stock and Class C Common Stock, as the case may be, held by them). With respect to the demand rights of the Lauren Family Members, the Lauren Family Members may make a demand once every nine months.

With respect to the demand rights of the GS Group, the GS Group may make a demand once every nine months so long as the GS Group owns at least 10% of the Common Stock outstanding. Once its ownership of the Common Stock is less than 10% of the outstanding shares of Common Stock, the GS Group may make one additional demand; provided, however, that if the sale of Class A Common Stock pursuant to such demand registration does not result in the GS Group owning less than 5% of the Common Stock due to a cutback in the number of shares that it may include in such registration, such demand will not count as its one demand. In the case of each demand registration, at least $20 million of Class A Common Stock must be requested to be registered. The Lauren Family Members and the GS Group also have an unlimited number of piggyback registration rights in respect of their shares. The piggyback registration rights allow the holders to include all or a portion of the shares of Class A Common Stock issuable upon conversion of their shares of Class B Common Stock and Class C Common Stock, as the case may be, under any registration statement filed by the Company, subject to certain limitations.

     The Company is required to pay all expenses (other than underwriting discounts and commissions of the selling stockholders and taxes payable by the selling stockholders) in connection with any demand registration, as well as any registration pursuant to the exercise of piggyback rights. The Company also must indemnify such persons and any underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933.

     On February 27, 2002, the GS Group made a registration demand under the Registration Rights Agreement, and the offer and sale of 12,150,000 shares of Class A Common Stock registered by the Company pursuant to such demand was consummated on May 13, 2002 at a price to the public of $26.50 per share. Goldman, Sachs & Co. acted as co-managing underwriter of the offering. As a result of the offering, the GS Group cannot make another demand until November 27, 2002.

     As used in this Proxy Statement, the term "Lauren Family Members" includes only the following persons: (i) Ralph Lauren and his estate, guardian, conservator or committee; (ii) the spouse of Ralph Lauren and her estate, guardian, conservator or committee; (iii) each descendant of Ralph Lauren (a "Lauren Descendant") and their respective estates, guardians, conservators or committees; (iv) each Family Controlled Entity (as defined below); and (v) the trustees, in their respective capacities as such, of each Lauren Family Trust (as defined below). The term "Family Controlled Entity" means (i) any not-for-profit corporation if at least a majority of its board of directors is composed of Ralph Lauren, Mr. Lauren's spouse and/or Lauren Descendants; (ii) any other corporation if at least a majority of the value of its outstanding equity is owned by Lauren Family Members; (iii) any partnership if at least a majority of the economic interest of its partnership interests are owned by Lauren Family Members; and (iv) any limited liability or similar company if at least a majority of the economic interest of the Company is owned by Lauren Family Members. The term "Lauren Family Trust" includes trusts, the primary beneficiaries of which are Mr. Lauren, Mr. Lauren's spouse, Lauren Descendants, Mr. Lauren's siblings, spouses of Lauren Descendants and their respective estates, guardians, conservator or committees and/or charitable organizations, provided that if the trust is a wholly charitable trust, at least a majority of the trustees of such trust consist of Mr. Lauren, the spouse of Mr. Lauren and/or Lauren Family Members.

OTHER AGREEMENTS, TRANSACTIONS AND RELATIONSHIPS

     In connection with the reorganization that preceded the Company's initial public offering in June 1997, the stockholders of the Company and the Company entered into a stockholders' agreement (the "Stockholders' Agreement") which sets forth certain voting and other agreements for the period prior to completion of the initial public offering. All of the provisions of the Stockholders' Agreement terminated upon completion of the initial public offering, except for certain provisions relating to certain tax matters with respect to the Company's predecessor entities, certain restrictions on transfers of shares of Common Stock and indemnification and exculpation provisions.

     The Company has entered into indemnification agreements with each of its directors and certain executives. The indemnification agreements require, among other things, that the Company indemnify its directors and executives against certain liabilities and associated expenses arising from their service as directors and executives of the Company and reimburse certain related legal and other expenses. In the event of a change of control (as defined therein), the Company will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification.

     Four employees of the Company perform full-time services for Mr. Lauren which are non-Company related; three employees carry out domestic activities in Mr. Lauren's household and one employee works in an administrative assistant capacity. Mr. Lauren reimburses the Company for the full amount of the salary, benefits and other expenses relating to such employees. Pursuant to his employment agreement with the Company, Mr. Lauren will continue to be entitled to have such employees perform such services provided he reimburses the Company for the full amount of salary, benefits and other expenses relating to such employees. Amounts reimbursed by Mr. Lauren for his use of such four employees for non-Company related services in fiscal 2002 were approximately $317,615. In addition, during fiscal 2002, certain of the Company's creative services employees spent a portion of their time performing services for Mr. Lauren which are non-Company related. Mr. Lauren reimburses the Company for all direct expenses incurred by the Company in connection with such employees' performance of services for him, including an allocation of such employees' salaries and benefits. The Company anticipates that certain of its creative services employees will continue to perform services for Mr. Lauren in fiscal 2003. Amounts reimbursed to the Company by Mr. Lauren for the salaries and benefits of such creative services employees for non-Company related services in fiscal 2002 were approximately $112,690. In connection with the adoption of the "RRL" trademarks by the Company, pursuant to an agreement with the Company, Mr. Lauren retained the royalty-free right to use as trademarks "Ralph Lauren," "Double RL" and "RRL" in perpetuity in connection with, among other things, beef and living animals. The trademarks "Double RL" and "RRL" are currently used by the Double RL Company, an entity wholly owned by Mr. Lauren. In addition, Mr. Lauren has reserved the right to engage in personal projects involving non-Company related film or theatrical productions through RRL Productions, Inc., a Company wholly owned by Mr. Lauren. The Company pays the premiums on split-dollar life insurance policies on the lives of Mr. Lauren and his spouse. See "Executive Compensation Summary Compensation Table."

     Mr. Jerome Lauren, the Executive Vice President of Menswear Design of the Company, is Mr. Ralph Lauren's brother.

     Mr. David Lauren, Senior Vice President of Advertising, Marketing and Corporate Communications of the Company, is Mr. Ralph Lauren's son.

     Mr. F. Lance Isham, Vice Chairman of the Company, relocated to London in February 2001. In connection with such relocation, Polo Jeans Company Europe, Ltd., a subsidiary of the Company, guaranteed the rental payments under Mr. Isham's residential lease.

     In March 2002, Mr. Arnold H. Aronson, a member of the Company's Board of Directors, entered into a consulting agreement with one of the Company's subsidiaries to provide consulting services with respect to the development of the Ralph Lauren Home business. Pursuant to this agreement, which has a two year term, Mr. Aronson will receive annual fees of $250,000, payable in monthly installments.

                                    (ITEM 2)

          APPROVAL OF AMENDMENTS TO THE POLO RALPH LAUREN CORPORATION
                    EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

     The Polo Ralph Lauren Corporation Executive Officer Annual Incentive Plan (the "Plan") is designed to qualify bonuses paid under the Plan as "qualified performance based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). This enables the Company to exclude compensation payable under the Plan from the deduction limitations of
Section 162(m), which generally preclude a deduction for compensation paid to a company's chief executive officer and next four highest compensated Executive Officers to the extent compensation for a taxable year to any such individual exceeds $1,000,000. The purposes of the Plan are to promote the success of the Company; to provide designated Executive Officers with an opportunity to receive incentive compensation dependent upon that success; to attract, retain and motivate such individuals; and to provide awards that are "qualified performance-based" compensation under Section 162(m).

     Proposed Amendments. On June 13, 2002, the Company's Board of Directors approved, subject to stockholder approval at the 2002 Annual Meeting, amendments to the Plan further expressly delineating the objective measures of performance that may be used to establish goals for the attainment of awards under the Plan. These amendments are described below under the caption "Performance Measures and Goals -- Amendments." The Board of Directors believes that these amendments confirm the effectiveness of the Plan in providing incentives to executive officers that are subject to the achievement of those measures of performance selected that are most critical to the success and development of the Company during a particular fiscal year or other performance period (as defined below). In addition, as described below under the caption "Duration and Modification", stockholder approval of the amendments at the 2002 Annual Meeting will have the effect of extending the authorized duration of the Plan from the Company's 2004 fiscal year through fiscal 2007.

MATERIAL TERMS OF THE PLAN

     Duration and Modification. The amendments to the Plan will be effective only upon approval by stockholders. Under of the Code, the material terms of the Plan must be submitted to stockholders for approval every five years. The Plan has been approved by stockholders through the end of the 2004 fiscal year. The amendments to the Plan provide that the approval of the amendments by the stockholders at the 2002 Annual Meeting will also constitute stockholder approval of the Plan, as amended, through the end of fiscal 2007. If the amendments are not approved, the Company must submit the Plan to its stockholders for approval during fiscal 2005, and any awards made under the Plan for fiscal 2005 and subsequent periods will be subject to stockholder approval.

     The Board of Directors of the Company may at any time amend or terminate the Plan. However, no amendment may be made after the date an executive officer is selected as a participant for a performance period that may adversely affect the rights of such participant for that performance period, and no amendment may increase the maximum award payable under the Plan without stockholder approval or otherwise be effective without stockholder approval if such approval is necessary so that awards will be "qualified performance-based compensation" under Section 162(m) of the Code.

     Administration. The Plan must be administered by a committee or subcommittee of the Board of Directors designated by it to administer the Plan that consists of not less than two directors, each of whom is intended to be an "outside director" within the meaning of Section 162(m) of the Code. Currently the non-employee directors subcommittee of the Compensation Committee of the Board of Directors (the "Subcommittee") administers the Plan. Each of the two members of the subcommittee qualifies as an outside director.

     Eligibility. The Subcommittee designates the executive officers eligible to participate in the Plan for each performance period. The executive officers of the Company are the Company's Chief Executive Officer and other executives of the Company considered to be executive officers for purposes of the Securities Exchange Act of 1934.

     Performance Measures and Goals -- Amendments. Payment of a cash incentive to participants is conditioned upon the attainment of pre-established performance goals measured over a performance period designated by the Subcommittee. A performance period may be one or more periods of time over which the attainment of one or more performance goals will be measured for the purposes of determining a participant's right to payment in respect of an award under the Plan. Since the Plan's inception, the Subcommittee has used the Company's fiscal years as the performance periods. The performance goals applicable to a performance period must be established in writing by the Subcommittee no later than the earlier of (i) 90 days after the start of the performance period, or (ii) the date upon which 25% of the performance period has elapsed.

     The performance goals are determined by reference to one or more of the following performance measures, as selected by the Subcommittee and as applicable to Company and/or business unit performance: earnings per share, net revenues, gross profit, income before income taxes, income before income taxes less a charge for capital, return on capital and return on equity. The proposed amendments add the following measures of performance: return on investment, working capital ratios, operating expenses as a percentage of net revenues, selling, general and administrative expenses as a percentage of net revenue, inventory turn rate and inventory shrinkage control. Each performance measure is determined in accordance with generally accepted accounting principles as consistently applied by the Company, and if so determined by the Subcommittee, adjusted to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items of gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and the cumulative effects of changes in accounting principles. The application of performance measure(s) from among these measures may vary from performance period to performance period and from participant to participant.

     Determination and Payment of Incentives. The cash incentive amount that is payable to a participant in a performance period will be determined in accordance with a pre-established objective award formula based on the achievement of performance goals. The Subcommittee has the discretion to reduce or eliminate, but cannot increase, any amounts otherwise payable under the Plan. All payments under the Plan will be made in cash. The maximum cash incentive payable under the Plan to any participant with respect to any fiscal year (or a portion thereof) contained within a performance period is $10,000,000.

     New Plan Benefits. The adoption of the amendments to the Plan are not intended or anticipated to affect the amounts payable to participants under the Plan. The executive officers selected for participation in the Plan for fiscal 2003 are Ralph Lauren, F. Lance Isham, Roger N. Farah and Douglas L. Williams. These individuals also were the only participants in the Plan in fiscal 2002. As described in the Compensation Committee Report, beginning on page 16, the annual bonus opportunities for these officers, subject to the achievement of the performance measures and goals established under the Plan, are provided in their respective employment agreements. See "EXECUTIVE COMPENSATION -- Executive Compensation Agreements" for a description of the provisions of these agreements. The amounts awarded to these executive officers under the Plan for each of the past three years appear in the Summary Compensation Table on page 10 under the Column "Bonus."

     Approval of the proposed amendments to the Plan and authorization of the Plan through the end of the Company's 2007 fiscal year requires the affirmative of a majority of the votes cast by the holders of the shares of Common Stock of the Company, voting as a single class, present in person or by proxy at the 2002 Annual Meeting and eligible to vote. In the event stockholders do not approve the amendments, awards may continue to be granted and paid out under the Plan as currently in effect with respect to performance periods running through the end of fiscal 2004.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE APPROVAL OF THE POLO RALPH LAUREN CORPORATION EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

                                    (ITEM 3)

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has selected Deloitte & Touche LLP as independent certified public accountants for the Company for the fiscal year ending March 29, 2003, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of Deloitte & Touche LLP, another firm of independent certified public accountants will be selected by the Board of Directors. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders in attendance. The Audit Committee of the Board of

Directors has considered whether the provision of the services referred to below under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP's independence.

     Audit Fees. Deloitte & Touche LLP billed the Company $1,400,660 for professional services rendered in connection with the quarterly reviews and the audit of the Company's annual consolidated financial statements for fiscal 2002.

     Financial Information Systems Design and Implementation Fees. There were no fees owed to Deloitte & Touche LLP for professional services in connection with information technology consulting services for fiscal 2002.

     Audit Related Fees. Deloitte & Touche LLP billed the Company $260,000 for audit related professional services, including statutory audits, employee benefit plan audits, accounting consultations and due diligence services.

     All Other Fees. Deloitte & Touche LLP billed the Company $972,300 for professional services other than those described above for fiscal 2002, including tax consulting and compliance services and tax acquisition and tax due diligence services.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock of the Company, voting as a single class, present in person or by proxy at the 2002 Annual Meeting of Stockholders and eligible to vote.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 29, 2003. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

                  PROXY PROCEDURE AND EXPENSES OF SOLICITATION

     The Company will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

     Solicitation may be undertaken by mail, telephone, personal contact or other similar means by Directors, officers and employees of the Company without additional compensation.

                             STOCKHOLDER PROPOSALS

     Eligible stockholders wishing to have a proposal for action by the stockholders at the 2003 Annual Meeting included in the Company's proxy statement must submit such proposal at the principal offices of the Company not later than February 19, 2003. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

     The Company's Amended and Restated By-laws contain advance notice requirements for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company. Subject to the rights of any holders of Preferred Stock, only nominations of persons for election as directors and other proposals for stockholder action that are made by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting, may be brought before such meeting. To be timely, notice of stockholder nominations or proposals to be made at an annual or special meeting must be received by the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, by the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

     A stockholder's notice to the Company must include a full description of such proposal (including all information that would be required in connection with such proposal under the SEC's proxy rules if such proposal were the subject of a proxy solicitation and the written consent of each nominee for election to the Board of Directors named therein (if any) to serve if elected) and the name, address and number of shares of Common Stock held of record or beneficially as of the record date for such meeting by the person proposing to bring such proposal before the meeting.

     Nothing in this section shall be interpreted or construed to require the inclusion of information about any Stockholder proposal in the Company's proxy statement.

                               OTHER INFORMATION

     As of the mailing date of this Proxy Statement, the Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the meeting. If any stockholder proposal or other matter were to properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, all proxies received will be voted in accordance with the discretion of the proxy holders, unless a stockholder specifies otherwise in its proxy.

     The form of proxy and the Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

                                          Ralph Lauren
                                          Chairman & Chief Executive Officer

New York, New York
June 19, 2002

     THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED MARCH 30, 2002, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO STOCKHOLDERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATIONS OF PROXIES.

                            [POLO/RALPH LAUREN LOGO]

Note: The plan set forth below is filed on a supplemental basis pursuant to instruction 3 to Item 10 of Schedule 14A and is not part of the Proxy Statement distributed to stockholders.




                         POLO RALPH LAUREN CORPORATION

                    EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN


(As amended, Subject to Stockholder Approval on June 13,2002)

1.  PURPOSE.

     The purposes of the Plan are to promote the success of the Company; to provide designated Executive Officers with an opportunity to receive incentive compensation dependent upon that success; to attract, retain and motivate such individuals; and to provide Awards that are "qualified performance-based compensation" under Section 162(m) of the Code.

2.  DEFINITIONS.

     "Award" means an incentive award made pursuant to the Plan.

     "Award Formula" means one or more objective formulas or standards established by the Committee for purposes of determining an Award based on the level of performance with respect to one or more Performance Goals. Award Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

     "Award Schedule" means the Award Schedule established pursuant to Section 4.1.

     "Beneficiary" mean the person(s) designated by the Participant, in writing on a form provided by the Committee, to receive payments under the Plan in the event of his death while a Participant or, in the absence of such designation, the Participant's estate.

     "Board of Directors" means the Board of Directors of the Company.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means a committee or subcommittee of the Board of Directors designated by the Board of Directors to administer the Plan and composed of not less than two directors, each of whom is intended to be an "outside director" (within the meaning of Code Section 162(m)).

     "Company" means Polo Ralph Lauren Corporation and its successors.

     "Covered Employee" means a covered employee within the meaning of Code
Section 162(m)(3).

     "Determination Period" means, with respect to a Performance Period applicable to any Award under the Plan, the period commencing with the first day of such Performance Period and ending on the earlier to occur of (i) 90 days after the commencement of the Performance Period and (ii) the date upon which twenty-five percent (25%) of the Performance Period shall have elapsed.

     "Executive Officer" means a person who is an executive officer of the Company for purposes of the Securities Exchange Act of 1934, as amended.

     "Participant" means an Executive Officer selected from time to time by the Committee to participate in the Plan.

     "Performance Goal" means the level of performance established by the Committee as the Performance Goal with respect to a Performance Measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

     "Performance Measure" means one or more of the following selected by the Committee to measure Company and/or business unit performance for a Performance
Period: basic or diluted earnings per share, net revenues, gross profit, income before income taxes, income before income taxes less a charge for capital, return on capital, return on equity, return on investment, operating expenses as a percentage of net revenues, selling, general and administrative expenses as a percentage of net revenues, working capital ratios, inventory turn rate and inventory shrinkage control; each as determined in accordance with generally accepted accounting principles as consistently applied by the Company and, if so determined by the Committee prior to the expiration of the Determination Period, adjusted, to the extent permitted under Section 162(m) of the Code, to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established on a stand-alone basis, in tandem or in the alternative.

     "Performance Period" means one or more periods of time, as the Committee may designate, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to payment in respect of an Award.

     "Plan" means the Polo Ralph Lauren Corporation Executive Officer Annual Incentive Plan.

     "Plan Year" means the Company's fiscal year.

3.  PARTICIPATION.

     3.1 Participants shall be selected by the Committee from among the Executive Officers. The selection of an Executive Officer as a Participant for a Performance Period shall not entitle such individual to be selected as a Participant with respect to any other Performance Period.

4.  AWARDS.

     4.1 Award Schedules. With respect to each Performance Period with respect to which an Award may be earned by a Participant under the Plan, prior to the expiration of the Determination Period the Committee shall establish in writing for such Performance Period an Award Schedule for each Participant. The Award Schedule shall set forth the applicable Performance Period, Performance Measure(s), Performance Goal(s), and Award Formula(s) and such other information as the Committee may determine. Once established for a Plan Year, such items shall not be amended or otherwise modified to the extent such amendment or modification would cause the compensation payable pursuant to the Award to fail to constitute qualified performance based compensation under Code Section 162(m). Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.

     4.2 Determination of Awards. A Participant shall be eligible to receive payment in respect of an Award only to the extent that the Performance Goal(s) for such Award are achieved and the Award Formula as applied against such Performance Goal(s) determines that all of some portion of such Participant's Award has been earned for the Performance Period. As soon as practicable after the close of each Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to calculate and certify in writing that amount of the Award earned by each Participant for such Performance Period based upon such Participant's Award Formula. The Committee shall then determine the actual amount of the Award to be paid to each Participant and, in so doing, may use negative discretion to decrease, but not increase, the amount of the Award otherwise payable to the Participant based upon such performance. Anything in this Plan to the contrary notwithstanding, the maximum Award payable to any Participant with respect to each Plan Year (or portion thereof) contained within a Performance Period shall be $10,000,000.

     4.3 Payment of Awards. Awards shall be paid in a lump sum cash payment as soon as practicable after the amount thereof has been determined and certified in accordance with Section 4.2. The Committee may, subject to such terms and conditions and within such limits as it may from time to time establish, permit one or more Participants to defer the receipt of amounts due under the Plan in a manner consistent with the requirements of Code Section 162(m) so that any increase in the amount of an Award that is deferred shall be based either on a reasonable rate of interest or the performance of a predetermined investment in accordance with Treasury Regulation 1.162-27(e)(2)(iii)(B). If any Award which is earned pursuant to this Section 4 is paid prior to the time determined when the Award was initially granted, the amount of such Award shall be reduced by an appropriate discount factor determined by the Committee.

5.  TERMINATION OF EMPLOYMENT.

     5.1 Termination of Employment Prior to the Last Day of the Performance Period. Except as otherwise determined by the Committee, no Award with respect to a Performance Period will be payable to any Participant who is not an employee of the Company on the last day of such Performance Period.

6.  ADMINISTRATION.

     6.1 In General. The Committee shall have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

     6.2 Determinations. The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards shall be final and conclusive. Such determinations need not be uniform and may be made selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

     6.3 Appointment of Experts. The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

     6.4 Delegation. The Committee may delegate to others the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes, except that the Committee shall not delegate any authority with respect to decisions regarding Plan eligibility or the amount, timing or other material terms of Awards.

     6.5 Books and Records. The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

     6.6 Payment of Expenses. The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

     6.7 Code Section 162(m). It is the intent of the Company that this Plan and Awards satisfy the applicable requirements of Code Section 162(m) so that the Company's tax deduction for remuneration in respect of this Plan for services performed by Participants who are or may be Covered Employees is not disallowed in whole or in part by the operation of such Code Section. If any provision of this Plan or if any Award would otherwise frustrate or conflict with such intent, that provision to the extent possible shall be interpreted and deemed amended so as to avoid such conflict, and, to the extent of any remaining irreconcilable conflict with such intent, that provision shall be deemed void as applicable to such Covered Employees.

7.  MISCELLANEOUS.

     7.1 Nonassignability. No Award shall be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.

     7.2 Withholding Taxes. Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

     7.3 Amendment or Termination of the Plan. The Plan may be amended or terminated by the Board of Directors in any respect except that (i) no amendment may be made after the date on which an Executive

Officer is selected as a Participant for a Performance Period that would adversely affect the rights of such Participant with respect to such Performance Period without the consent of the affected Participant and (ii) no amendment shall be effective without the approval of the stockholders of the Company to increase the maximum Award payable under the Plan or if, in the opinion of counsel to the Company, such approval is necessary to satisfy the intent set forth in Section 6.7.

     7.4 Other Payments or Awards. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

     7.5 Payments to Other Persons. If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

     7.6 Unfunded Plan. Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

     7.7 Limits of Liability. Neither the Company nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

     7.8 No Right of Employment. Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without Cause.

     7.9 Section Headings. The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

     7.10 Invalidity. If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

     7.11 Applicable Law. The Plan will be governed by the laws of the State of New York, as determined without regard to the conflict of law principles thereof.

     7.12 Effective Date/Term. The Plan as initially adopted became effective upon shareholder approval on August 19, 1999 for the 2000 Plan Year. Upon the approval by the shareholders of the Company at the 2002 annual meeting of stockholders, in a manner consistent with the shareholder approval requirements of Code Section 162(m), of the amendments to the Plan adopted by the Board of Directors on June 13, 2002, the Plan, as amended, shall be effective for the Plan Year in which such approval occurs and each of the succeeding Plan Years through (and including) the 2007 Plan Year, unless sooner terminated by the Board of Directors in accordance with Section 7.3. For the 2008 Plan Year, the Plan shall remain in effect in accordance with its terms unless amended or terminated by the Board of Directors, and the Committee shall make the determinations required by Section 4 for such Plan Year, but the Plan shall be submitted for re-approval by the shareholders of the Company at the annual meeting of shareholders held during the 2008 Plan Year, and payment of all Awards under the Plan for the 2007 Plan Year and any future Plan Years shall be contingent upon such approval.

                          POLO RALPH LAUREN CORPORATION

                              CLASS A COMMON STOCK

                                    P R O X Y

                         ANNUAL MEETING OF STOCKHOLDERS
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned, revoking all previous proxies, hereby constitutes and appoints
F. Lance Isham, Roger N. Farah, Gerald M. Chaney and Edward W. Scheuermann, and each of them, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of Polo Ralph Lauren Corporation that the undersigned would be entitled to vote if personally present at the Annual Meeting of the Stockholders to be held on Thursday, August 15, 2002, at the St. Regis Hotel, 20th Floor Penthouse, 2 East 55th Street, New York, New York, at 9:30 a.m. (local time), and at any adjournment or postponement thereof, upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS, FOR THE PROPOSED AMENDMENTS TO THE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

This proxy is continued on the reverse side. Please sign on the reverse side and return promptly.

                                                POLO RALPH LAUREN CORPORATION
                                                P.O. BOX 11045
                                                NEW YORK, N.Y. 10203-0045


                                                                 SEE REVERSE
                                                                    SIDE

      PLEASE MARK YOUR VOTES AS
[X]   IN THIS EXAMPLE IN
      BLACK OR BLUE INK



1.   Election of       FOR all nominees listed         WITHHOLD AUTHORITY
     (2) Class A     at right (except as written         TO VOTE for all
     Directors         below to the contrary)        nominees listed at right

                                [ ]                            [ ]


                                                  NOMINEES FOR CLASS A DIRECTOR:
                                                  Arnold H. Aronson and
                                                  Dr. Joyce F. Brown


INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
              THAT NOMINEES NAME IN THE SPACE PROVIDED BELOW.


--------------------------------------------------------------------------------


                                                                        FOR      AGAINST      ABSTAIN
2.    Approval of proposed amendments to the Polo Ralph Lauren          [ ]       [ ]          [ ]
      Corporation Executive Officer Annual Stock Incentive
      Plan.

3.    Ratification of appointment of Deloitte & Touche LLP as           [ ]       [ ]          [ ]
      independent auditors to serve for the fiscal year ending
      March 29, 2003.

      IF YOU PLAN ON ATTENDING THE 2002 ANNUAL MEETING, PLEASE          [ ]
      CHECK THIS BOX.

      Change of Address and/or Comments Mark Here                       [ ]


Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please write in the full corporate name and sign by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

(PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.)



Please sign your name ______________ DATE:______ _________________  DATE:______
                       SIGNATURE(S)              SIGNATURE IF HELD
                                                 JOINTLY